MADISON SQUARE GARDEN SPORTS CORP. REPORTS
FISCAL 2026 FIRST QUARTER RESULTS

NEW YORK, N.Y., October 31, 2025 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal first quarter ended September 30, 2025.
This month, the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) began their 2025-26 regular seasons at the Madison Square Garden Arena (“The Garden”). Recent Company operating highlights include:
•The combined average season ticket renewal rate for the Knicks and Rangers is approximately 94% for the 2025-26 seasons;
•The Company announced a new multi-year marketing partnership with GAME 7 that includes naming the multi-platform sports and entertainment brand as the first-ever jersey patch partner of the Rangers;
•The suites business continues to benefit from strong renewals and new sales activity, including for several recently renovated Lexus-level suites at The Garden; and
•The Rangers began a year-long campaign to celebrate the team’s 100th anniversary season, with a number of special offerings and initiatives planned across the season, including a special Centennial jersey that launched in September.
For the fiscal 2026 first quarter, the Company generated revenues of $39.5 million, a decrease of $13.9 million, or 26%, as compared to the prior year period. In addition, the Company reported an operating loss of $27.4 million, an increase of $19.2 million, and an adjusted operating loss of $20.8 million, an increase of $18.5 million, both as compared to the prior year period.(1)
Madison Square Garden Sports Corp. Executive Chairman and CEO James L. Dolan said, “With the new seasons underway, we are seeing strong ongoing demand for the Knicks and Rangers to start the fiscal year. We remain confident in the value of owning these two marquee professional sports franchises and our ability to generate long-term shareholder value.”

Financial Results for the Three Months Ended September 30, 2025 and 2024:

	Three Months Ended
	September 30,		Change
$ millions	2025	2024	$	%
Revenues	$39.5	$53.3	$(13.9)	(26)%
Operating loss	$(27.4)	$(8.3)	$(19.2)	NM
Adjusted operating loss(1)	$(20.8)	$(2.3)	$(18.5)	NM
Note: Does not foot due to rounding. NM – Percentage is not meaningful.
1.See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Financial Results
For the fiscal 2026 first quarter, revenues of $39.5 million decreased $13.9 million, or 26%, as compared to the prior year period. This primarily reflected lower revenues from league distributions of $11.4 million, mainly due to a decrease in certain league distributions unrelated to national media rights fees. In addition, local media rights fees decreased $2.3 million as compared to the prior year period, primarily due to the impact of amendments to the Knicks' and Rangers' local media rights agreements with MSG Networks entered into in the fiscal 2025 fourth quarter.
Direct operating expenses of $8.3 million increased $0.1 million, or 1%, as compared to the prior year period. This was primarily driven by higher net provisions for certain team personnel transactions of $1.5 million as well as other cost increases, mostly offset by lower net provisions for league revenue sharing expense (net of escrow and excluding playoffs) and NBA luxury tax of $2.4 million.
Selling, general and administrative expenses of $57.8 million increased $5.2 million, or 10%, as compared to the prior year period. This increase was primarily driven by (i) higher costs related to the Company's services agreement with Madison Square Garden Entertainment Corp. of $1.6 million, (ii) higher operating lease costs of $1.2 million, (iii) higher employee compensation and related benefits of $1.0 million, and (iv) higher other general and administrative expenses.
Operating loss of $27.4 million increased $19.2 million and adjusted operating loss of $20.8 million increased $18.5 million, both as compared to the prior year period, primarily due to the decrease in revenues and higher selling, general and administrative expenses.
About Madison Square Garden Sports Corp.
Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this earnings release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
 # # #
Contacts:

Ari Danes, CFA Investor Relations (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2025	2024
Revenues	$39,454	$53,307
Direct operating expenses	8,279	8,211
Selling, general and administrative expenses	57,789	52,587
Depreciation and amortization	811	782
Operating loss	(27,425)	(8,273)
Other income (expense):
Interest income	578	864
Interest expense	(5,591)	(6,055)
Miscellaneous income (expense), net	15,085	(1,126)
Loss before income taxes	(17,353)	(14,590)
Income tax benefit	8,555	7,048
Net loss	$(8,798)	$(7,542)

Basic loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.37)	$(0.31)
Diluted loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.37)	$(0.31)

Basic weighted-average number of common shares outstanding	24,116	24,049
Diluted weighted-average number of common shares outstanding	24,116	24,049

MADISON SQUARE GARDEN SPORTS CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company's employee stock plan and non-employee director plan in all periods.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended
	September 30,
	2025	2024
Operating loss	$(27,425)	$(8,273)
Depreciation and amortization	811	782
Share-based compensation	4,844	4,268
Remeasurement of deferred compensation plan liabilities	963	965
Adjusted operating loss	$(20,807)	$(2,258)

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2025	June 30, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$48,634	$144,617
Restricted cash	8,642	8,571
Accounts receivable, net of allowance for doubtful accounts of $0 as of September 30, 2025 and June 30, 2025	42,618	25,855
Net related party receivables	26,684	3,582
Prepaid expenses	102,500	43,417
Other current assets	17,615	25,053
Total current assets	246,693	251,095
Property and equipment, net of accumulated depreciation and amortization of $54,446 and $53,635 as of September 30, 2025 and June 30, 2025, respectively	28,728	28,962
Right-of-use lease assets	758,422	760,456
Indefinite-lived intangible assets	103,644	103,644
Goodwill	226,523	226,523
Investments	73,515	54,720
Deferred tax assets, net	43,268	34,821
Other assets	36,609	12,753
Total assets	$1,517,402	$1,472,974

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(Unaudited)

	September 30, 2025	June 30, 2025
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$5,201	$9,336
Net related party payables	4,394	4,807
Debt	24,000	24,000
Accrued liabilities:
Employee-related costs	56,551	98,924
League-related accruals	156,564	196,567
Other accrued liabilities	5,794	13,093
Operating lease liabilities, current	54,233	52,618
Deferred revenue	330,587	164,178
Total current liabilities	637,324	563,523
Long-term debt	267,000	267,000
Operating lease liabilities, noncurrent	829,365	841,050
Other employee-related costs	77,257	82,178
Deferred revenue, noncurrent	634	662
Total liabilities	1,811,580	1,754,413
Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common Stock, par value $0.01, 120,000 shares authorized; 19,530 and 19,488 shares outstanding as of September 30, 2025 and June 30, 2025, respectively	204	204
Class B Common Stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2025 and June 30, 2025	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2025 and June 30, 2025	—	—
Additional paid-in capital	4,403	15,348
Treasury stock, at cost, 918 and 960 shares as of September 30, 2025 and June 30, 2025, respectively	(151,524)	(158,543)
Accumulated deficit	(146,410)	(137,596)
Accumulated other comprehensive loss	(896)	(897)
Total equity	(294,178)	(281,439)
Total liabilities and equity	$1,517,402	$1,472,974

MADISON SQUARE GARDEN SPORTS CORP.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2025	2024
Net cash used in operating activities	$(84,954)	$(26,158)
Net cash used in investing activities	(1,848)	(1,163)
Net cash used in financing activities	(9,110)	(9,502)
Net decrease in cash, cash equivalents and restricted cash	(95,912)	(36,823)
Cash, cash equivalents and restricted cash at beginning of period	153,188	94,907
Cash, cash equivalents and restricted cash at end of period	$57,276	$58,084